Exhibit (a)(5)(vi)

Receive direct liquidity for your Blue Owl Capital Corp. II or Starwood REIT shares.

Our easy-to-use online platform—built for institutional-grade transactions.

Begin the Tender Process Now

Saba | Capital

COX
CAPITAL PARTNERS